EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ACR GROUP, INC. REPORTS EARNINGS AND RECORD

SALES FOR SECOND QUARTER ENDED AUGUST 31, 2005

>>> Income rebounds significantly from previous quarter <<<

Houston, TX—October 12, 2005. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported operating results and sales for six months and the quarter ended August 31, 2005, the second quarter of fiscal 2006.

Net income for the quarter ended August 31, 2005 was $1,856,000, or $.17 per share, compared to $2,065,000, or $.19 per share, for the quarter ended August 31, 2004. The Company continued to generate strong growth over the previous year except for its business units based in Georgia and Colorado. As previously reported, both sales and income at those business units have been reduced during the transition of their HVAC equipment brands. The decision to change brands at those units was made in order to distribute the Haier brand of equipment at all of the Company’s business units, providing an opportunity for long-term growth.

Sales for the quarter ended August 31, 2005 were $61.1 million, which was a record for a single quarter and 3% greater than sales in the quarter ended August 31, 2004. Excluding the two business units that changed equipment brands, sales increased 25%, and same-store sales increased 18%, in the quarter ended August 31, 2005 compared to the same quarter in 2004.

Net income for the six-month period ended August 31, 2005 was $2,016,000, or $0.18 per share, compared to $3,194,000, or $0.30 per share, for the six-month period ended August 31, 2004. The decrease in earnings in 2005 is attributable to the decline in sales and income at the Georgia and Colorado business units.

For the six-month period ended August 31, 2005, the Company also reported sales of $108.7 million, a decrease of 1% from sales of $109.6 million for the six-month period ended August 31, 2004. Excluding the Georgia and Colorado business units, sales increased 21%, and same-store sales increased 16%, in the six-month period ended August 31, 2005 compared to the same six-month period in 2004. For the first eight months of calendar 2005, industry-wide product shipments increased 4% based on data compiled by a leading industry trade association.

Gross margin percentage on sales increased to 23.5% in the quarter ended August 31, 2005, and to 23.4% for the six-month period then ended, compared to 22.9% and 22.6%, respectively, for the same periods in 2004. The margin improvement in each measurement period resulted from Company’s success in negotiating improved purchasing and payment terms with suppliers.

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ACR Group, Inc. October 12, 2005 Page 2	NEWS RELEASE

Commenting on the Company’s second quarter and year-to-date results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “We are certainly pleased that our operating results rebounded so nicely from the first quarter of this fiscal year. Despite the difficulties experienced by our Georgia and Colorado business units in transitioning equipment brands, we established a quarterly sales record in the second quarter, and our net income was only 10% behind last year. As we have previously commented, we are not going to make up the lost business in Georgia and Colorado this year. However, we are continually regaining business and are still confident that the equipment brands that we have selected to replace the Goodman brand will enable these business units to compete effectively for the displaced customers. We believe that the remarkable growth experienced by our other business units will continue to help us offset much of the shortfall in Georgia and Colorado.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 48 branch locations that are organized into six business units covering nine states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr. President and CEO ACR Group, Inc. Houston, TX 713-780-8532	Tony Maresca Sr. Vice President & CFO ACR Group, Inc. Houston, TX 713-780-8532

ACR Group, Inc. October 12, 2005 Page 3	NEWS RELEASE

	Three Months Ended August 31,		Six Months Ended August 31,
	2005	2004	2005	2004
Sales	$61,140	$59,538	$108,678	$109,583
Cost of sales	46,789	45,889	83,212	84,776

Gross profit	14,351	13,649	25,466	24,807
Selling, general and administrative costs	11,238	10,134	21,741	19,381

Operating income	3,113	3,515	3,725	5,426

Interest expense	379	280	678	535
Interest derivative loss (gain)	(43)	7	162	(23)
Other non-operating income	(171)	(171)	(323)	(313)

Income before income taxes	2,948	3,399	3,208	5,227

Provision for income taxes	1,092	1,334	1,192	2,033

Net income	$1,856	$2,065	$2,016	$3,194

Earnings per share:
Basic and diluted	$.17	$.19	$.18	$.30

Weighted average shares outstanding:
Basic	10,977	10,681	10,958	10,681

Diluted	11,223	10,847	11,269	10,789